Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to The Sherwin-Williams Company Employee Stock Purchase and Savings Plan of our reports (a) dated February 26, 2008 with respect to the consolidated financial statements and schedule of The Sherwin-Williams Company, and dated February 26, 2008 with respect to the effectiveness of internal control over financial reporting of The Sherwin-Williams Company both included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission and (b) dated June 22, 2008, with respect to the financial statements of The Sherwin-Williams Company Employee Stock Purchase and Savings Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
July 21, 2008